Via Facsimile and U.S. Mail
Mail Stop 03-09


June 20, 2005


Mr. H. Ward  Wolff
Chief Financial Officer and
Senior Vice President
Abgenix, Inc.
6701 Kaiser Drive
Fremont, CA 94555

Re:	Abgenix, Inc.
	Form 10-K for the fiscal year ended December 31, 2004

	File No. 000-24207

Dear Mr. Wolff:

      We have completed our review of your Form 10-K and related filings and have no further comments at this time.

      Sincerely,


								Joel Parker
								Accounting Branch Chief
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H. Ward Wolff
Abgenix, Inc.
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